Exhibit 99.1

Eagle Bulk Shipping, Inc. Announces Delivery of Supramax Drybulk Vessel

NEW YORK, April 24, 2007 -- Eagle Bulk Shipping, Inc. (NasdaqGS:EGLE), a global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced that it has taken delivery of the Shrike, a 2003 built 53,343 dwt Supramax dry bulk vessel. The Shrike was acquired as part of a three vessel transaction announced on February 28, 2007.

The Shrike will immediately commence a 24-27 month charter at a rate of $24,600/day. The charterer has an option to extend the charter period by 12-14 months at a rate of $25,600/day.

The Eagle Bulk Shipping, Inc. fleet consists of 22 vessels, including 19 Supramaxes, four of which are newbuilds, and three Handymax bulk carriers. The average age of the fleet is approximately five years.

About Eagle Bulk Shipping, Inc.

Eagle Bulk Shipping, Inc. is a Marshall Islands corporation headquartered in New York City. We are the largest U.S.-based owner of Handymax dry bulk vessels, which are dry bulk vessels that range in size from 35,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts, as well as the completion and acceptance of definitive documentation. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charterhire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements and charter contracts on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the U.S. Securities and Exchange Commission.

Visit our website at http://www.eagleships.com

CONTACT: Eagle Bulk Shipping, Inc.

Investors:
Alan Ginsberg
212-785-2500

Mandelbaum & Morgan
Media:
Jonathan Morgan
212-741-0014